For Immediate Release

Contact: Hannah Burns               (212) 272-2395
         Rebecca Haas               (212) 272-8188


                         THE BEAR STEARNS COMPANIES INC.
                     REPORTS SECOND FISCAL QUARTER RESULTS;

               ANNOUNCES CHANGE IN FISCAL YEAR END TO NOVEMBER 30;

                AUTHORIZES $500 MILLION SHARE REPURCHASE PROGRAM

NEW YORK - January 19, 2000 -- The Bear Stearns Companies Inc. (NYSE:BSC) today announced earnings for the company's second fiscal quarter ended December 31, 1999.

         Net income for the second quarter of fiscal year 2000 was $245.1 million, an increase of 80.3% from $135.9 million reported for the comparable quarter last year. Earnings per share for the second quarter increased 105% to $1.64 from $0.80 reported for the prior year's second quarter. Revenues, net of interest expense, for the quarter ended December 31, 1999 were $1.4 billion, a 39.7% increase from $1.0 billion for the comparable quarter a year ago. The annualized after-tax return on common stockholders' equity for the quarter ended December 31, 1999 was 24.7%, and for the trailing 12-month period ended December 31, 1999 was 23.1%.

         Commenting on the quarter, James E. Cayne, president and chief executive officer, said, "We are extremely pleased with the performances of our core businesses during the quarter. Our equity underwriting activities were at record levels as robust equity markets contributed to an abundant deal flow. The month of November was particularly strong for equity IPOs, driven by a few blockbuster offerings including the $3.2 billion IPO for Charter Communications, and the $2.0 billion follow-on global offering for China Telecom, both of which Bear Stearns served as joint-lead manager. On the advisory side, we are currently advising Warner-Lambert and Pharmacia & Upjohn on their announced mergers. Institutional equity commission revenues were very strong, driven by exceptional trading volumes in the US equity markets. Our fixed income activities achieved solid performances across product lines, despite rising interest rates."

         "Our franchise in global clearing services remains at the forefront in the industry. Robust equity markets during the quarter contributed to customer margin balances growing to a record $56 billion. We continue to see growth in the size and activity of our existing clearance accounts. In addition, we are benefiting from a steady increase in the number of new fully disclosed and prime brokerage clients worldwide. We continue to make significant investments in ClearnetTM, our online capability for correspondents, in order to enhance the level of service we provide and to maintain our position as the premier service provider in the clearing business."

         A brief summary of selected components of the results of operations for the second quarter ended December 31, 1999, compared to the prior year period, is as follows:

o    Commission  revenues were up 17.0% to a record $297.9 million,  primarily
     attributable  to  strong   performances  in  clearance  and   institutional
     commissions, resulting from favorable market conditions and a significant customer order flow.

o Investment banking revenues were $273.2 million, up 66.9%, reflecting record levels of equity underwriting revenues, particularly IPOs, as well as an increase in mergers and acquisitions revenues.

o Principal transactions revenues increased 44.7% to $606.3 million. The increase was primarily attributable to increases in equity and fixed income derivative revenues, reflecting the continued expansion of this franchise. Revenues attributable to equities activities rose as a result of an increase in the domestic and international equity business. Revenues attributable to fixed income activities also increased, reflecting more stable market conditions.

o Net interest revenues were $189.0 million, an increase of 20.6%, due to a significant growth in customer margin balances, which at December 31, 1999, were at record levels of $56 billion.

o Other income was $59.4 million, up 122.6%, reflecting the steadily increasing level of asset management revenues, particularly revenues from alternative investment products. Assets from alternative investment products grew 100% to $2.2 billion under management at December 31, 1999 from $1.1 billion at December 31, 1998.

o Compensation as a percentage of net revenues was 47.3% versus 54.1%,for the quarter ended December 1999 and December 1998, respectively.

         As of December 31, 1999 total capital, including stockholders' equity and long-term borrowings, was $22.2 billion. Book value as of December 31, 1999 was $27.49 per share, based on 163,904,102 shares outstanding.

Change in Fiscal Year-End
           The Company announced that its Board of Directors approved a change in its fiscal year-end to November 30 from June 30. Accordingly, the company's 2000 fiscal year will end on November 30, 2000 and its first quarter will cover the three-month period ending February 25, 2000. Commenting on the decision Mr. Cayne said, "We believe that changing our fiscal year to more closely match those of our industry peers will put us on an equal footing in terms of shareholder and investor communication and employee compensation. The decision to move to a November year-end also reflects our objective of completing our year-end compensation process prior to the holiday season."

Share Repurchase Program Authorized
         Separately, the Board approved a $500 million stock repurchase program. The share repurchase program will be utilized primarily to acquire shares of common stock in order to mitigate the dilutive effect of the company's stock award plan. Fiscal year to date, the company acquired approximately $140 million under a prior authorization. The shares acquired under this repurchase authorization are in addition to shares purchased for the Capital Accumulation Plan. The purchases under the newly approved $500 million program may be made periodically in 2000 or beyond in the open market or through privately negotiated transactions.

Quarterly Cash Dividends Declared
         The Board of Directors declared a regular quarterly cash dividend of 15 cents per share on the outstanding shares of the company's common stock, payable February 25, 2000 to stockholders of record on February 11, 2000. The Board also declared a quarterly cash dividend of 68.75 cents per share on the outstanding shares of Adjustable Rate Cumulative Preferred Stock, Series A, payable April 15, 2000 to stockholders of record on March 31, 2000. In addition, other regular dividends declared by the Board of Directors include: (i) a cash dividend of $3.075 per share on the outstanding shares of 6.15% Cumulative Preferred Stock, Series E, which is equivalent to 76.875 cents per related depositary share; (ii) a cash dividend of $2.86 per share on the outstanding shares of 5.72% Cumulative Preferred Stock, Series F, which is equivalent to 71.50 cents per related depositary share; and (iii) a cash dividend of $2.745 per share on the outstanding shares of 5.49% Cumulative Preferred Stock, Series G, which is equivalent to 68.625 cents per related depositary share, all payable April 15, 2000 to stockholders of record on March 31, 2000.

         Founded in 1923, The Bear Stearns Companies Inc. is the parent company of Bear, Stearns & Co. Inc., a leading investment banking and securities trading and brokerage firm serving governments, corporations, institutions and individuals worldwide. The company's business includes corporate finance and mergers and acquisitions, institutional equities and fixed income sales and trading, private client services, derivatives, foreign exchange and futures sales and trading, asset management and custody services. Through Bear, Stearns Securities Corp., it offers professional and correspondent clearing, including securities lending. Headquartered in New York City, the company has approximately 10,100 employees located in domestic offices in Atlanta, Boston, Chicago, Dallas, Los Angeles and San Francisco; and an international presence in Beijing, Buenos Aires, Dublin, Hong Kong, London, Lugano, Puerto Rico, Sao Paulo, Shanghai, Singapore and Tokyo.

                                       ***
                          Financial Statements Attached

For a discussion of the risks and uncertainties that may affect the company's future results, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Management" in the company's 1999 Annual Report to Shareholders and its Form 10-K and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures about Market Risk" in the company's quarterly reports on Form 10-Q, which have been filed with the Securities and Exchange Commission.



                                                    THE BEAR STEARNS COMPANIES INC.
                                                  CONSOLIDATED STATEMENTS OF INCOME
                                                             (UNAUDITED)

                                                      Three-Months Ended                 Six-Months Ended
                                                ------------------------------      --------------------------
                                                  December 31,   December 31,       December 31,   December 31,
                                                     1999           1998 (1)            1999          1998 (1)
                                                -------------   --------------      ------------  ----------------
                                                                (In thousands, except share data)
Revenues
    Commissions                                   $  297,859      $   254,676       $   526,391   $   495,476
    Principal transactions                           606,261          419,002           968,467       616,051
    Investment banking                               273,164          163,664           535,694       285,440
    Interest and dividends                         1,302,362        1,068,680         2,316,274     2,173,519
    Other income                                      59,439           26,705            82,667        42,845
                                                -------------   --------------      ------------  ------------
       Total Revenues                              2,539,085        1,932,727         4,429,493     3,613,331
    Interest expense                               1,113,399          911,935         1,957,794     1,851,638
                                                -------------   --------------      ------------  ------------
    Revenues, net of interest expense              1,425,686        1,020,792         2,471,699     1,761,693
                                                -------------   --------------      ------------  ------------

Non-interest expenses
    Employee compensation and benefits               673,740          552,344         1,190,133       958,225
    Floor brokerage, exchange
      and clearance fees                              41,455           41,375            77,353        83,439
    Communications                                    39,940           36,362            77,633        69,457
    Depreciation and amortization                     38,000           32,758            75,422        65,152
    Occupancy                                         28,515           25,923            55,430        51,811
    Advertising and market development                24,797           23,854            49,983        46,892
    Data processing and equipment                     29,002           15,293            49,487        26,278
    Other expenses                                   160,205           85,405           256,649       159,652
                                                -------------   --------------      ------------  ------------
       Total non-interest expenses                 1,035,654          813,314         1,832,090     1,460,906
                                                -------------   --------------      ------------  ------------

    Income before provision for
      income taxes                                   390,032          207,478           639,609       300,787
    Provision for income taxes                       144,935           71,558           236,655       100,764
                                                -------------   --------------      ------------  ------------

    Net income                                    $  245,097       $  135,920        $  402,954    $  200,023
                                                =============   ==============      ============  ============

    Net income applicable to
      common shares                               $  235,319       $  126,142        $  383,398    $  180,150
                                                =============   ==============      ============  ============

    Earnings per share                            $     1.64       $     0.80 (2)    $     2.58    $     1.16 (2)
                                                =============   ==============      ============  ============

    Weighted average common and
      common equivalent shares
      outstanding                                161,852,191      166,273,480 (2)   164,423,424   166,934,802 (2)
                                                =============   ==============      ============  ============

    Cash dividends declared
      per common share                            $     0.15       $     0.14 (2)    $     0.29    $     0.27 (2)
                                                =============   ==============      ============  ============

(1) Certain amounts have been reclassified to conform to the current period's presentation.

(2) Adjusted for all stock dividends declared through October 29, 1999.



                                     THE BEAR STEARNS COMPANIES INC.
                                    CONSOLIDATED STATEMENTS OF INCOME
                                               (UNAUDITED)
                                                                   Three-Months Ended
                                                          -------------------------------------
                                                             December 31,       September 24,
                                                                1999                1999
                                                          ----------------   ------------------
                                                            (In thousands, except share data)
Revenues
    Commissions                                                $  297,859           $  228,532
    Principal transactions                                        606,261              362,206
    Investment banking                                            273,164              262,530
    Interest and dividends                                      1,302,362            1,013,912
    Other income                                                   59,439               23,228
                                                          ----------------   ------------------
       Total Revenues                                           2,539,085            1,890,408
    Interest expense                                            1,113,399              844,395
                                                          ----------------   ------------------
    Revenues, net of interest expense                           1,425,686            1,046,013
                                                          ----------------   ------------------

Non-interest expenses
    Employee compensation and benefits                            673,740              516,393
    Floor brokerage, exchange
      and clearance fees                                           41,455               35,898
    Communications                                                 39,940               37,683
    Depreciation and amortization                                  38,000               37,422
    Occupancy                                                      28,515               26,915
    Advertising and market development                             24,797               25,186
    Data processing and equipment                                  29,002               20,485
    Other expenses                                                160,205               96,454
                                                          ----------------   ------------------
       Total non-interest expenses                              1,035,654              796,436
                                                          ----------------   ------------------

    Income before provision for
      income taxes                                                390,032              249,577
    Provision for income taxes                                    144,935               91,720
                                                          ----------------   ------------------

    Net income                                                 $  245,097           $  157,857
                                                          ================   ==================

    Net income applicable to
      common shares                                            $  235,319           $  148,079
                                                          ================   ==================

    Earnings per share                                         $     1.64           $     0.95 (1)
                                                          ================   ==================

    Weighted average common and
      common equivalent shares
      outstanding                                             161,852,191          167,383,814 (1)
                                                          ================   ==================

    Cash dividends declared
      per common share                                         $     0.15           $     0.14 (1)
                                                          ================   ==================

(1) Adjusted for all stock dividends declared through October 29, 1999.




